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                                                            EXHIBIT 99.d(ii)(oo)

                                    AMENDMENT
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This amendment ("Amendment") to the Investment Advisory Agreement between AMR Investment Services, Inc., a Delaware corporation (the "Manager") and Goldman Sachs Asset Management, L.P. (the "Adviser"), a Delaware partnership (the "Adviser") is effective as of [INSERT DATE OF BOARD APPROVAL].

      WHEREAS, the Manager and the Adviser entered into an Investment Advisory Agreement dated July 31, 2000, as subsequently amended on January 1, 2003 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The following provisions are added to the end of Section 3 of the Agreement ("Compensation to the Adviser"):

The Adviser agrees that the fee paid by the Manager will not exceed: (a) the annual blended fee in basis points paid by any new "Account" (defined below) which is smaller than the Manager's account that is accepted by the Adviser after the effective date of the Agreement and that the Adviser is still managing as of the date of this Amendment; and (b) the actual annual dollar amount of the fee paid by any such Account which is larger than the Manager's account. For purposes of this Section 3, an "Account" will mean an account advised by the Adviser pursuant to a Structured Large Cap U.S. Growth strategy which has a tracking error target between 3% and 4% and is of the same or comparable size as the Large Cap Growth Fund of the Trust.

The parties agree that the following will not be considered an "Account" for purposes of analyzing the above referenced paragraph:

(i) accounts that pay incentive fees (i.e., fees that are based all or in part on the performance of a client's account against any benchmark or on capital appreciation or total returns of such account);

(ii) accounts of clients that maintain multiple mandates or other investment management related relationships with the Adviser;


(iii) accounts acquired by the Adviser or its affiliates through purchase, business combinations or the like; and

(iv) pooled vehicles that are not registered under the 1940 Act (i.e., collective trusts).

In the event that the fee paid by the Manager exceeds the fee paid by any Account described in (a) or (b) above, the fee paid by the Manager automatically will be reduced to match the fee charged to such Account, subject to the requirements of the Investment Company Act of 1940, as amended, applicable rules and regulations or any exemptive relief granted by the Securities and Exchange Commission to the Manager or its affiliates thereunder.

2. Schedule A to the Agreement is deleted in its entirety and replaced with the following:

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                                                                  Execution Copy

AMR Investment Services, Inc. shall pay compensation to Goldman Sachs Asset Management, L.P. pursuant to Section 3 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the Large Cap Growth Fund (the "Portfolio") in accordance with the following annual percentage rates:

         45 basis points on the first $50 million in assets;

         35 basis points on  the next $50 million;

         30 basis points on the next $100 million; and

         25 basis points thereafter

3. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

4. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto duly execute this Amendment to be effective as of the date set forth above.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.          AMR INVESTMENT SERVICES, INC.

By:   _____________________________         By:   ______________________________

Name: _____________________________         Name: ______________________________

Title: ____________________________         Title: _____________________________

Address:                                    Address:
32 Old Slip                                 4151 Amon Carter Blvd., MD 2450
New York, NY 10005                          Ft. Worth, TX 76155
Fax: (212) 902-1000                         Attn: William F. Quinn
                                            Fax: (817) 963-3902